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EXHIBIT 99.1

WYETH LEDERLE VACCINES AND AVIRON ENTER INTO GLOBAL COLLABORATION ON FLUMIST(TM) AGREEMENT FOR CO-PROMOTION AND INTERNATIONAL MARKETING RIGHTS


ST. DAVIDS, PA AND MOUNTAIN VIEW, CA - JANUARY 12, 1999 - Wyeth Lederle Vaccines, a business unit of Wyeth-Ayerst Laboratories, (the pharmaceutical division of American Home Products Corporation - NYSE:AHP) and Aviron (Nasdaq:
AVIR) today announced a worldwide collaboration for the marketing of FLUMIST(TM)
- Aviron's investigational intranasal influenza vaccine. FluMist(TM) is under development for the prevention of influenza and its associated complications and has completed pivotal phase III clinical trials. The agreement is subject to Hart-Scott-Rodino review.

Under the agreement, Aviron is granting Wyeth Lederle Vaccines exclusive worldwide rights to market FLUMIST(TM). Wyeth Lederle Vaccines and Aviron will co-promote FLUMIST(TM) in the U.S., while Wyeth will have the exclusive right to market the product ex-U.S. In each case, Wyeth will hold the marketing rights for up to eleven (11) years. The collaboration excludes Korea, Australia, New Zealand and certain South Pacific countries. The companies will collaborate on the regulatory, clinical, and marketing programs for the product.

"We believe Wyeth Lederle's leadership and depth of experience in the vaccine industry, together with Wyeth-Ayerst's global reach, will accelerate and broaden delivery of FLUMIST(TM) to all who may benefit from this important future influenza vaccine," says J. Leighton Read, MD, Aviron's Chairman and Chief Executive Officer.

Each year, influenza affects an estimated 75 to 150 million people worldwide. In the U.S., the disease results in an estimated 150,000 hospitalizations and over 20,000 deaths annually. According to the American Lung Association, 90 million workdays were lost to the flu last year in the U.S. Children lose over 30 million school days each year due to influenza and its associated complications.

"Once approved, FLUMIST(TM) will strengthen our core respiratory tract infection franchise which includes our pneumococcal vaccine, now in development - by expanding the use of flu vaccines in new patient groups," says Bernard Poussot, President, Wyeth-Ayerst Global Pharmaceuticals.

Aviron is a biopharmaceutical company based in Mountain View, CA focused on prevention of disease. The company's goal is to develop products that offer cost-effective prevention of a wide range of infections that affect the general population. The majority of Aviron's products under development are live vaccines against viral infections. FLUMIST(TM) is the company's lead vaccine candidate. Aviron plans to submit its license application for FLUMIST(TM) to the FDA later in 1999.

Wyeth Lederle Vaccines is a business unit of Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation (NYSE:AHP). Wyeth-Ayerst is a major research-oriented pharmaceutical company with leading products in the areas of women's health


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care, cardiovascular disease therapies, central nervous system drugs, anti-inflammatory agents, vaccines, and generic pharmaceuticals. American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, agricultural products, and animal health care.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, and the impact of competitive products and patents. Factors relating to Aviron that could cause actual results to differ materially include, but are not limited to failure to receive regulatory approval for the marketing of FLUMIST(TM) or to receive payments under collaborative agreements that are contingent upon future events that may or may not occur. Sales of FLUMIST(TM) and future payments to Aviron are dependent upon the successful development, manufacturing, supply, sale and distribution of the product by Aviron, its third party suppliers and Wyeth Lederle. Risks and uncertainties also include those detailed from time to time in AHP's and Aviron's periodic reports filed with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and Form 20-F. Actual results may differ from the forward-looking statements.